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Exhibit 99.2

CONTACTS:
Shelly Doran	317.685.7330	Investors
Les Morris	317.263.7711	Media

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP REPORTS FIRST QUARTER RESULTS
AND ANNOUNCES QUARTERLY DIVIDEND

        Indianapolis, Indiana—April 29, 2011...Simon Property Group, Inc. (the "Company" or "Simon") (NYSE:SPG) today reported results for the quarter ended March 31, 2011.

  •
  Net income attributable to common stockholders was $179.4 million, or $0.61 per diluted share, as compared to $9.4 million, or $0.03 per diluted share, in the prior year period.

  •
  Funds from Operations ("FFO") was $570.6 million, or $1.61 per diluted share, as compared to $325.6 million, or $0.94 per diluted share, in the prior year period. First quarter 2010 FFO as adjusted for a debt extinguishment charge was $491.2 million or $1.41 per diluted share.

        "We continue to deliver strong results," said David Simon, Chairman and Chief Executive Officer. "FFO per share increased 14.2% over the prior year comparable measure, driven by growth in operating income, an improving economic environment and the positive impact of our recent acquisitions. Occupancy and rent for our regional mall and Premium Outlets portfolio are higher than they were one year ago and total sales per square foot generated by our tenants increased by 8.2%."

U.S. Operational Statistics(1)

	As of March 31, 2011	As of March 31, 2010
Occupancy(2)	92.9%	92.2%
Total Sales per Sq. Ft.(3)	$500	$462
Average Rent per Sq. Ft.(2)	$39.26	$38.72

(1)
Combined information for U.S. regional malls and U.S. Premium Outlets. Does not include information for properties owned by SPG-FCM (the Mills portfolio) or the properties acquired in the Prime Outlets transaction.

(2)
Represents mall stores in regional malls and all owned gross leasable area in Premium Outlets.

(3)
Rolling 12 month sales per square foot for mall stores less than 10,000 square feet in regional malls and all owned gross leasable area in Premium Outlets.

Dividends

        Today the Company announced that the Board of Directors approved the declaration of a quarterly common stock dividend of $0.80 per share. This dividend is payable on May 31, 2011 to stockholders of record on May 17, 2011.

        The Company also declared the quarterly dividend on its 8 3/8% Series J Cumulative Redeemable Preferred (NYSE:SPGPrJ) Stock of $1.046875 per share, payable on June 30, 2011 to stockholders of record on June 16, 2011.

Development Activity

        On March 17, the Company announced the opening of Paju Premium Outlets, its second Premium Outlet Center in South Korea. The center totals 328,000 square feet with 160 stores, including international and domestic brands. Strategically located in the Gyeonggi Province, the center is approximately 50 minutes northwest of downtown Seoul. Paju Premium Outlets is owned in a 50/50 joint venture with Shinsegae.

        The collection of brands at the center includes international luxury brands such as Armani, Coach, Elie Tahari, Escada, Jill Stuart, Lanvin Collection, Marc Jacobs and Vivienne Westwood. Major local brands include Mine, Obzee and Time. Eco-friendly elements were included in the development of Paju Premium Outlets such as solar-energy water-heating and clearstory windows in the parking garage.

        The Company also opened a major expansion of Las Vegas Outlet Center on March 17. The expansion added 13 new stores and approximately 70,000 square feet, bringing the center to more than 140 stores comprising a total of 535,000 square feet. With this expansion, the center was renamed Las Vegas Premium Outlets—South. The center was also recently renovated, receiving a complete external makeover and significant interior improvements.

        The expansion includes the opening of Coach Men's, Guess, Loft Outlet, Michael Kors, New Balance, True Religion and Under Armour. Several existing stores have relocated to larger spaces within the expansion including Bose, Coach, Fossil, Reebok and Rockport.

        The center has also expanded its parking lot along with upgrading the interior lighting with high-efficiency compact fluorescent fixtures, lowering the center's energy usage and overall carbon footprint. Las Vegas Premium Outlets—South is 100% owned by the Company.

        During the first quarter, construction started on a 93,000 square foot expansion of Ami Premium Outlets. The Company owns a 40% interest in this center which is located in Ibaraki Prefecture, approximately 34 miles or a 50-minute drive northeast of central Tokyo. The expansion is expected to be completed in December of 2011.

        Construction continues on the following new projects:

  •
  A 52,000 square foot expansion of Tosu Premium Outlets in Fukuoka, Japan, expected to open in July of 2011. The Company owns a 40% interest in this project.

  •
  Johor Premium Outlets, a 173,000 square foot upscale outlet center located in Johor, Malaysia. The center is located one hour's drive from Singapore and is projected to open in November of 2011. The Company owns a 50% interest in this project.

  •
  Merrimack Premium Outlets in Merrimack, New Hampshire. This 409,000 square foot upscale outlet center is located one hour north of metropolitan Boston and is projected to open in the summer of 2012. The Company owns 100% of this project.

2011 Guidance

        Today the Company provided updated and raised guidance for 2011, estimating that FFO will be within a range of $6.55 to $6.65 per diluted share for the year ending December 31, 2011, and diluted net income will be within a range of $2.60 to $2.70 per share.

        The following table provides a reconciliation of the range of estimated diluted net income available to common stockholders per share to estimated diluted FFO per share.

For the year ending December 31, 2011

	Low End	High End
Estimated diluted net income available to common stockholders per share	$2.60	$2.70
Depreciation and amortization including the Company's share of joint ventures	3.95	3.95

Estimated diluted FFO per share	$6.55	$6.65

        The increase in guidance reflects the improving business conditions in the U.S. retail real estate market, partially offset by uncertainty in Japan as a result of the recent earthquake and tsunami and the ongoing impact to the Japanese economy.

Conference Call

        The Company will provide an online simulcast of its quarterly conference call at www.simon.com (Investors tab), www.earnings.com, and www.streetevents.com. To listen to the live call, please go to any of these websites at least fifteen minutes prior to the call to register, download and install any necessary audio software. The call will begin at 11:00 a.m. Eastern Time (New York time) today, April 29, 2011. An online replay will be available for approximately 90 days at www.simon.com, www.earnings.com, and www.streetevents.com. A fully searchable podcast of the conference call will also be available at www.REITcafe.com.

Supplemental Materials and Website

        The Company has prepared a supplemental information package which is available at www.simon.com in the Investors section, Financial Information tab. It has also been furnished to the SEC as part of a current report on Form 8-K. If you wish to receive a copy via mail or email, please call 800-461-3439.

        We routinely post important information for investors on our website, www.simon.com, in the "Investors" section. We intend to use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Non-GAAP Financial Measures

        This press release includes FFO, which is adjusted from a financial performance measure defined by accounting principles generally accepted in the United States ("GAAP"). The reconciliation of this measure to the most directly comparable GAAP measure is included within this press release. FFO is a financial performance measure widely used in the REIT industry.

Forward-Looking Statements

        Certain statements made in this press release may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that our expectations will be attained, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks, uncertainties and other factors. Such factors include, but are not limited to: the Company's ability to meet debt service requirements, the availability and terms of financing, changes in the Company's credit rating, changes in market rates of interest and foreign exchange rates for foreign currencies, changes in value of investments in foreign entities, the ability to hedge interest rate risk, risks associated with the acquisition, development, expansion, leasing and management of properties, general risks related to retail real estate, the liquidity of real estate investments, environ-mental liabilities, international, national, regional and local economic climates, changes in market rental rates, trends in the retail industry, relationships with anchor tenants, the inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, risks relating to joint venture properties, costs of common area maintenance, competitive market forces, risks related to international activities, insurance costs and coverage, terrorist activities, changes in economic and market conditions and maintenance of our status as a real estate investment trust. The Company discusses these and other risks and uncertainties under the heading "Risk Factors" in its annual and quarterly periodic reports filed with the SEC. The Company may update that discussion in its periodic reports, but otherwise the Company undertakes no duty or obligation to update or revise these forward-looking statements, whether as a result of new information, future developments, or otherwise.

About Simon

        Simon Property Group, Inc. is an S&P 500 company and the largest real estate company in the U.S. The Company currently owns or has an interest in 392 retail real estate properties comprising 263 million square feet of gross leasable area in North America, Europe and Asia. Simon Property Group is headquartered in Indianapolis, Indiana and employs more than 5,000 people worldwide. The Company's common stock is publicly traded on the NYSE under the symbol SPG. For further information, visit the Simon Property Group website at www.simon.com.

SIMON
Consolidated Statements of Operations
Unaudited
(In thousands)

	For the Three Months Ended March 31,
	2011	2010
REVENUE:
Minimum rent	$644,332	$571,610
Overage rent	17,142	13,211
Tenant reimbursements	281,425	255,928
Management fees and other revenues	30,492	28,568
Other income	46,483	55,754

Total revenue	1,019,874	925,071
EXPENSES:
Property operating	99,541	98,768
Depreciation and amortization	266,310	228,909
Real estate taxes	93,264	89,729
Repairs and maintenance	30,835	23,745
Advertising and promotion	21,888	18,836
Provision for (recovery of) credit losses	1,405	(3,451)
Home and regional office costs	29,056	17,315
General and administrative	7,667	5,112
Transaction expenses	—	3,700
Other	19,018	15,492

Total operating expenses	568,984	498,155

OPERATING INCOME	450,890	426,916
Interest expense	(248,119)	(263,959)
Loss on extinguishment of debt	—	(165,625)
Income tax expense of taxable REIT subsidiaries	(1,142)	(202)
Income from unconsolidated entities	18,621	17,582
(Loss) gain on sale or disposal of assets	(584)	6,042

CONSOLIDATED NET INCOME	219,666	20,754
Net income attributable to noncontrolling interests	39,420	5,771
Preferred dividends	834	5,610

NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$179,412	$9,373

Basic Earnings Per Common Share:
Net income attributable to common stockholders	$0.61	$0.03

Diluted Earnings Per Common Share:
Net income attributable to common stockholders	$0.61	$0.03

SIMON
Consolidated Balance Sheets
Unaudited
(In thousands, except as noted)

	March 31, 2011	December 31, 2010
ASSETS:
Investment properties, at cost	$27,522,185	$27,508,735
Less—accumulated depreciation	7,870,811	7,711,304

	19,651,374	19,797,431
Cash and cash equivalents	636,050	796,718
Tenant receivables and accrued revenue, net	372,650	426,736
Investment in unconsolidated entities, at equity	1,379,112	1,390,105
Deferred costs and other assets	1,879,087	1,795,439
Note receivable from related party	651,000	651,000

Total assets	$24,569,273	$24,857,429

LIABILITIES:
Mortgages and other indebtedness	$17,171,720	$17,473,760
Accounts payable, accrued expenses, intangibles, and deferred revenues	1,014,413	993,738
Cash distributions and losses in partnerships and joint ventures, at equity	514,915	485,855
Other liabilities and accrued dividends	217,939	184,855

Total liabilities	18,918,987	19,138,208

Commitments and contingencies
Limited partners' preferred interest in the Operating Partnership and noncontrolling redeemable interests in properties	90,219	85,469
EQUITY:
Stockholders' equity:
Capital stock (850,000,000 total shares authorized, $.0001 par value, 238,000,000 shares of excess common stock, 100,000,000 authorized shares of preferred stock):
Series J 8 3/8% cumulative redeemable preferred stock, 1,000,000 shares authorized, 796,948 issued and outstanding, with a liquidation value of $39,847	45,293	45,375
Common stock, $.0001 par value, 511,990,000 shares authorized, 297,220,688 and 296,957,360 issued and outstanding, respectively	30	30
Class B common stock, $.0001 par value, 10,000 shares authorized, 8,000 issued and outstanding	—	—
Capital in excess of par value	8,055,178	8,059,852
Accumulated deficit	(3,173,873)	(3,114,571)
Accumulated other comprehensive income	20,478	6,530
Common stock held in treasury at cost, 3,925,405 and 4,003,451 shares, respectively	(158,191)	(166,436)

Total stockholders' equity	4,788,915	4,830,780
Noncontrolling interests	771,152	802,972

Total equity	5,560,067	5,633,752

Total liabilities and equity	$24,569,273	$24,857,429

 SIMON
Joint Venture Statements of Operations
Unaudited
(In thousands)

	For the Three Months Ended March 31,
	2011	2010
Revenue:
Minimum rent	$479,250	$493,814
Overage rent	32,003	31,178
Tenant reimbursements	228,547	234,576
Other income	41,641	46,040

Total revenue	781,441	805,608
Operating Expenses:
Property operating	151,976	154,461
Depreciation and amortization	189,727	199,037
Real estate taxes	62,724	70,113
Repairs and maintenance	22,578	27,709
Advertising and promotion	15,724	16,610
Provision for credit losses	1,613	874
Other	45,583	45,089

Total operating expenses	489,925	513,893

Operating Income	291,516	291,715
Interest expense	(210,887)	(217,163)
Income (loss) from unconsolidated entities	83	(439)

Net Income	$80,712	$74,113

Third-Party Investors' Share of Net Income	$50,014	$45,036

Our Share of Net Income	30,698	29,077
Amortization of Excess Investment(A)	(12,077)	(11,495)

Income from Unconsolidated Entities	$18,621	$17,582

SIMON
Joint Venture Balance Sheets
Unaudited
(In thousands)

	March 31, 2011	December 31, 2010
Assets:
Investment properties, at cost	$21,424,100	$21,236,594
Less—accumulated depreciation	5,293,294	5,126,116

	16,130,806	16,110,478
Cash and cash equivalents	741,706	802,025
Tenant receivables and accrued revenue, net	319,814	353,719
Investment in unconsolidated entities, at equity	172,242	158,116
Deferred costs and other assets	548,635	525,024

Total assets	$17,913,203	$17,949,362

Liabilities and Partners' Equity:
Mortgages and other indebtedness	$16,019,227	$15,937,404
Accounts payable, accrued expenses, intangibles and deferred revenue	690,318	748,245
Other liabilities	941,868	961,284

Total liabilities	17,651,413	17,646,933
Preferred units	67,450	67,450
Partners' equity	194,340	234,979

Total liabilities and partners' equity	$17,913,203	$17,949,362

Our Share of:
Partners' equity	$119,218	$146,578
Add: Excess Investment(A)	744,979	757,672

Our net Investment in Joint Ventures	$864,197	$904,250

SIMON
Footnotes to Financial Statements
Unaudited

Notes:

(A)
Excess investment represents the unamortized difference of the Company's investment over equity in the underlying net assets of the partnerships and joint ventures. The Company generally amortizes excess investment over the life of the related properties, typically no greater than 40 years, and the amortization is included in income from unconsolidated entities.

SIMON
Reconciliation of Non-GAAP Financial Measures(1)
Unaudited
(In thousands, except as noted)

Reconciliation of Consolidated Net Income to FFO and FFO as Adjusted

	For the Three Months Ended March 31,
	2011	2010
Consolidated Net Income(2)(3)(4)(5)	$219,666	$20,754
Adjustments to Consolidated Net Income to Arrive at FFO:
Depreciation and amortization from consolidated properties	262,546	225,430
Simon's share of depreciation and amortization from unconsolidated entities	93,381	96,879
Loss (gain) on sale or disposal of assets	584	(6,042)
Net income attributable to noncontrolling interest holders in properties	(2,111)	(2,663)
Noncontrolling interests portion of depreciation and amortization	(2,110)	(1,972)
Preferred distributions and dividends	(1,313)	(6,828)

FFO of the Operating Partnership	$570,643	$325,558
Loss on debt extinguishment	—	165,625

FFO as adjusted of the Operating Partnership	$570,643	$491,183

Per Share Reconciliation:
Diluted net income attributable to common stockholders per share	$0.61	$0.03
Adjustments to arrive at FFO:
Depreciation and amortization from consolidated properties and Simon's share of depreciation and amortization from unconsolidated entities, net of noncontrolling interests portion of depreciation and amortization	1.00	0.94
Loss (gain) on sale or disposal of assets	—	(0.02)
Impact of additional dilutive securities for FFO per share	—	(0.01)

Diluted FFO per share	$1.61	$0.94
Loss on debt extinguishment	—	0.47

Diluted FFO as adjusted per share	$1.61	$1.41

Details for per share calculations:
FFO of the Operating Partnership	$570,643	$325,558
Adjustments for dilution calculation:
Impact of preferred stock and preferred unit conversions and option exercises(6)	—	5,514

Diluted FFO of the Operating Partnership	570,643	331,072
Diluted FFO allocable to unitholders	(97,134)	(54,327)

Diluted FFO allocable to common stockholders	$473,509	$276,745

Basic weighted average shares outstanding	293,080	286,125
Adjustments for dilution calculation:
Effect of stock options	210	314
Impact of Series I preferred unit conversion	—	861
Impact of Series I preferred stock conversion	—	6,617

Diluted weighted average shares outstanding	293,290	293,917
Weighted average limited partnership units outstanding	60,165	57,698

Diluted weighted average shares and units outstanding	353,455	351,615

Basic FFO per share	$1.62	$0.95
Percent Change	70.5%
Diluted FFO per share	$1.61	$0.94
Percent Change	71.3%
Diluted FFO as adjusted per share	$1.61	$1.41
Percent Change	14.2%

SIMON
Footnotes to Reconciliation of Non-GAAP Financial Measures
Unaudited

Notes:

(1)
This report contains measures of financial or operating performance that are not specifically defined by accounting principles generally accepted in the United States ("GAAP"), including funds from operations ("FFO"), FFO as adjusted, FFO per share and FFO as adjusted per share. FFO is a performance measure that is standard in the REIT business. We believe FFO provides investors with additional information concerning our operating performance and a basis to compare our performance with those of other REITs. We also use these measures internally to monitor the operating performance of our portfolio. As adjusted measures exclude the effect of certain non-cash impairment and debt-related charges. We believe these measures provide investors with a basis to compare our current operating performance with previous periods in which we did not have those charges. Our computation of these non-GAAP measures may not be the same as similar measures reported by other REITs.

  The Company determines FFO based upon the definition set forth by the National Association of Real Estate Investment Trusts ("NAREIT"). The Company determines FFO to be our share of consolidated net income computed in accordance with GAAP, excluding real estate related depreciation and amortization, excluding gains and losses from extraordinary items, excluding gains and losses from the sales of previously depreciated operating properties, plus the allocable portion of FFO of unconsolidated joint ventures based upon economic ownership interest, and all determined on a consistent basis in accordance with GAAP.

  The Company has adopted NAREIT's clarification of the definition of FFO that requires it to include the effects of nonrecurring items not classified as extraordinary, cumulative effect of accounting changes, or a gain or loss resulting from the sale of previously depreciated operating properties. We include in FFO gains and losses realized from the sale of land, outlot buildings, marketable and non-marketable securities, and investment holdings of non-retail real estate. However, you should understand that FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income determined in accordance with GAAP as a measure of operating performance, and is not an alternative to cash flows as a measure of liquidity.

(2)
Includes the Company's share of gains on land sales of $2.7 million and $1.7 million for the three months ended March 31, 2011 and 2010, respectively.

(3)
Includes the Company's share of straight-line adjustments to minimum rent of $7.3 million and $4.5 million for the three months ended March 31, 2011 and 2010, respectively.

(4)
Includes the Company's share of the amortization of fair market value of leases from acquisitions of $5.8 million and $4.9 million for the three months ended March 31, 2011 and 2010, respectively.

(5)
Includes the Company's share of debt premium amortization of $2.6 million and $3.7 million for the three months ended March 31, 2011 and 2010, respectively.

(6)
Includes dividends and distributions on Series I preferred stock and Series I preferred units. All outstanding shares of Series I preferred stock and Series I preferred units were redeemed on April 16, 2010.

QuickLinks

  Exhibit 99.2
SIMON Joint Venture Statements of Operations Unaudited (In thousands)
SIMON Footnotes to Financial Statements Unaudited
SIMON Reconciliation of Non-GAAP Financial Measures(1) Unaudited (In thousands, except as noted)
SIMON Footnotes to Reconciliation of Non-GAAP Financial Measures Unaudited